Exhibit 99.1

PROFUSA, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	June 30, 2025 (UNAUDITED)	December 31 2024
Assets
Current assets:
Cash	$44	$191
Other receivables	—	—
Prepaid expenses and other current assets	209	69
Total current assets	253	260
Deferred offering costs	4,136	2,757
Other non-current assets	55	56
Total assets	$4,444	$3,073
Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$6,884	$4,954
Accrued liabilities	4,299	3,968
Convertible debt payable (including loans and notes payable to a related party of $26,670 and $25,056 as of June 30, 2025 and December 31, 2024, respectively.)	49,971	45,921
Promissory notes (including notes payable to related parties of $878 and $850 as of June 30, 2025 and December 31, 2024, respectively)	940	910
PPP loan	1,383	1,376
Total current liabilities	63,477	57,129
Total liabilities	63,477	57,129
Commitments and contingencies (Note 6)
Convertible Preferred Stock:
Series A convertible preferred stock: $0.0001 par value – 4,350,314 shares authorized at June 30, 2025 and December 31, 2024, and 4,350,314 shares issued and outstanding at June 30, 2025 and December 31, 2024, (Liquidation preference $5,307 at June 30, 2025 and December 31, 2024)	5,231	5,231
Series B convertible preferred stock: $0.0001 par value – 5,293,175 shares authorized at June 30, 2025 and December 31, 2024, and 5,293,175 shares issued and outstanding at June 30, 2025 and December 31, 2024, (Liquidation preference $13,815 at June 30, 2025 and December 31, 2024)	13,701	13,701
Series C/C-1 convertible preferred stock: $0.0001 par value – 8,907,893 shares authorized at June 30, 2025 and December 31, 2024, and 8,220,445 shares issued and outstanding at June 30, 2025 and December 31, 2024, (Liquidation preference $45,062 at June 30, 2025 and December 31, 2024)	46,217	46,217
Total convertible preferred stock	65,149	65,149
Stockholders’ deficit:
Common stock: $0.0001 par value – 40,000,000 authorized shares at June 30, 2025 and December 31, 2024, and 5,604,651 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in-capital	5,840	5,753
Accumulated deficit	(130,022)	(124,958)
Total stockholders’ deficit	(124,182)	(119,205)
Total liabilities, convertible preferred stock and stockholders’ deficit	$4,444	$3,073

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROFUSA, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Government grant revenue	$-	$25	$-	$25
Operating expenses:
Research and development	393	432	827	938
General and administrative	610	569	1,600	1,402
Total operating expenses	1,003	1,001	2,427	2,340
Loss from operations	(1,003)	(976)	(2,427)	(2,315)
Other income (expenses)
Loss on change in the fair value of related party Tasly convertible debt	(57)	(15)	(118)	(11)
Interest expense (including related parties amounts of $629 and $575 for the three months ended June 30, 2025 and June 30, 2024, and $1,333 and $1,199 for the six months ended June 30, 2025 and June 30, 2024, respectively)	(1,289)	(1,081)	(2,519)	(2,161)
Other income	1	1	—	6
Total other expense, net	(1,345)	(1,095)	(2,637)	(2,166)
Net loss and comprehensive loss	$(2,348)	$(2,071)	$(5,064)	$(4,481)
Net loss per share, basic and diluted	$(0.42)	$(0.37)	$(0.90)	$(0.80)
Weighted-average common shares outstanding, basic and diluted	5,604,651	5,601,651	5,604,651	5,601,651

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROFUSA, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 and 2024

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C/C-1 Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2024	4,350,314	$5,231	5,293,175	$13,701	8,220,445	$46,217	5,604,651	$—	$5,732	$(115,728)	$(109,996)
Stock-based compensation expense	—	—	—	—	—	—	—	—	5	—	5
Net loss	—	—	—	—	—	—	—	—	—	(2,071)	(2071)
Balance at March 31, 2024	4,350,314	5,231	5,293,175	13,701	8,220,445	46,217	5,604,651	—	5,737	(117,799)	(112,062)

Stock-based compensation expense	—	—	—	—	—	—	—	—	6	—	6
Net loss	—	—	—	—	—	—	—	—	—	(2,410)	(2,410)
Balance at June 30, 2024	4,350,314	5,231	5,293,175	13,701	8,220,445	46,217	5,604,651	—	5,743	(120,209)	(114,466)

Balance at January 1, 2025	4,350,314	5,231	5,293,175	13,701	8,220,445	46,217	5,604,651	—	5,753	(124,958)	(119,205)
Stock-based compensation expense	—	—	—	—	—	—	—	—	5	—	5
Net loss	—	—	—	—	—	—	—	—	—	(2,716)	(2,716)
Balance at March 31, 2025	4,350,314	5,231	5,293,175	13,701	8,220,445	46,217	5,604,651	—	5,758	(127,674)	(121,916)
Stock-based compensation expense	—	—	—	—	—	—	—	—	82	—	82
Net loss	—	—	—	—	—	—	—	—	—	(2,348)	(2,348)
Balance at June 30, 2025	4,350,314	$5,231	5,293,175	$13,701	8,220,445	$46,217	5,604,651	$—	$5,840	$(130,022)	$(124,182)

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROFUSA, INC. AND SUBSIDIARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(IN THOUSANDS)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities
Net loss	$(5,064)	$(4,481)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash interest expense	2,519	2,161
Gain on change in fair value of related party convertible debt	118	11
Loss on disposition of property and equipment, net	—	2
Stock-based compensation expenses	82	11
Changes in assets and liabilities:
Other receivables	—	44
Prepaid expenses and other current assets	(140)	(110)
Other non-current assets	1	(1)
Accounts payable	1,027	513
Accrued liabilities	331	842
Net cash used in operating activities	(1,126)	(1,008)
Cash flows from financing activities
Proceeds from issuance of senior notes	1,450	1,120
Proceeds from issuance of convertible loan	—	16
Repayment of senior notes	—	(115)
Payment of deferred offering costs	(476)	(117)
Net cash provided by financing activities	974	904
Net (decrease) in cash	(152)	(104)
Cash at the beginning of the period	191	142
Cash at the end of the period	$39	$38
Supplemental disclosures of non-cash investing and financing information:
Increase (decrease) in unpaid deferred offering costs	$904	$102

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROFUSA, INC. AND SUBSIDIARY

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1 — Organization, Description of Business, Going Concern and Significant Risks and Uncertainties

Description of Business

Profusa, Inc. (the “Company”) was incorporated in the state of California on May 11, 2009. The Company engaged in the development of a new generation of biointegrated sensors that potentially empowers the individual with the ability to monitor their unique body chemistry.

The Company’s technology enables the development of bioengineered sensors that are designed to become one with the body to detect and continuously transmit actionable, clinical-grade data for personal and medical use. The Company’s first offering in the European Union, the Lumee™ Oxygen Platform, is designed to report reliable tissue oxygen levels at various regions of interest, both acutely and long-term. The Lumee™ Oxygen Platform has been designed for use in applications where monitoring of compromised tissue is beneficial, such as peripheral artery disease that results in narrowing of blood vessels and reduced blood flow to the lower limbs; chronic wounds (diabetic ulcers, pressure sores) that do not heal properly; and reconstructive surgery.

The Company’s research and development efforts are primarily focused on its Lumee™ Glucose Platform which is a system designed to monitor glucose levels in interstitial fluid, continuously and long-term. A tiny, biocompatible gel injected under the skin acts as a continuous glucose monitor (CGM) for several months. The ability of Lumee™ Glucose to provide continuous glucose monitoring with only an initial single injection, is an attractive alternative for people with diabetes to manage their disease without the need for frequent finger sticks required by standard glucometers, or the need for weekly sensor replacement as required by current short-term needle-type CGMs.

On November 6, 2022, the Company’s board of directors unanimously approved the pursuit of a business combination transaction involving the Company. On November 7, 2022, the Company entered into an Agreement and Plan of Merger (“Merger”) with NorthView Acquisition Corp (“NorthView”). The Company obtained Shareholder approval and successfully completed the merger on July 11, 2025 where a subsidiary of NorthView merged with the Company, with the Company surviving the Merger as a wholly owned subsidiary of NorthView.

On February 11, 2025, the parties to the Merger Agreement entered into Amendment No. 4 to the Merger Agreement (the “Amendment”) pursuant to which the parties agreed to revise the Company Reference Value (as defined in the Merger Agreement) to adjust for financing proceeds received by Profusa prior to the Business Combination, along with debt conversions and incentive shares to be issued. Additionally, the Amendment (i) revised the definition of “Milestone Event III” such that the parties extended the period for Profusa to consummate the APAC Joint Venture (as defined in the Merger Agreement) and receive the related funding from December 31, 2024 until December 31, 2025, and (ii) revised the definition of “Milestone Event IV” to change the earnout revenue target from $99,702,000 for the fiscal year ended December 31, 2025 to an earnout revenue target of $11,864,000 for the fiscal year ended December 31, 2026.

In relation to Milestone Event III: On August 8, 2023, a new wholly owned subsidiary, Profusa Asia Pacific Pte. Ltd (“APAC”), was created and incorporated by the Company under the laws of Singapore. Upon creation, the new entity was capitalized by the Company by payment of $1,000 for 1,000 Ordinary Shares. As a result, at the time of incorporation, the entity became a wholly owned subsidiary of the Company. The entity was created with the expectation of jointly conducting the business of developing, manufacturing and commercializing the Lumee Glucose and the Lumee Oxygen products, currently under development by the Company, together with a third party. No business or activities will have been conducted by the entity from the date of formation through and until the closing date of the proposed License Agreement and Shareholders Agreement between the Company and Best Life Technology Ltd, an entity wholly owned and controlled by the Tasly Holding Group (“Tasly”) which is a related party of the Company. In connection with and on or around the same date as the closing of the proposed Merger between the Company and NorthView, the Company expects to sign and execute a License Agreement and Shareholders Agreement (the “APAC Joint Venture”) setting forth the relative and other terms under which the development and business activities of the entity will be conducted.

Going Concern

The Company has incurred significant net operating losses from operations. As of June 30, 2025, the Company has a working capital deficit of approximately $63.2 million. For the six months-ended June 30, 2025, the Company incurred a net loss of approximately $5.1 million and used approximately $1.1 million of cash in operating activities. Management expects to continue to incur additional substantial losses in the foreseeable future as a result of research and development activities. The Company has been able to finance its operations primarily with the proceeds from the issuance of equity and debt instruments and to a lesser extent, revenues from government grants. Additional funds may be necessary to maintain current operations and will be required for successful product commercialization efforts.

The Company’s condensed consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has reviewed the relevant conditions and events surrounding its ability to continue as a going concern including among others: historical losses, projected future results, increased tariffs, cash requirements for the upcoming year, funding capacity, net working capital, and future access to capital.

On July 11, 2025 Profusa, Inc., a Delaware corporation formerly known as NorthView Acquisition Corporation, consummated its previously announced business combination with Profusa, Inc., a California corporation, pursuant to that certain Merger Agreement and Plan of Reorganization. At the Closing and pursuant to the PIPE Subscription Agreement, New Profusa issued a PIPE Convertible Note in the principal amount of $10,000,000 (the “Initial Note”) for a purchase price of $9,000,000, reflecting a 10% Original Issuance Discount (“OID”). Management believes this liquidity is not sufficient to alleviate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date the condensed consolidated financial statements are issued in August 2026.

As part of the closing, the Company had cash inflows of $1.3 million from the NorthView trust account, net of redemptions, and the $9 million net PIPE convertible note. Cash outflows included marketing fees and vendor payments which totaled $3.4 million due at closing. Subsequent to the closing of the Merger, there continue to be factors which raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date the condensed consolidated financial statements are issued. The condensed consolidated financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

Significant Risks and Uncertainties

The Company operates in a dynamic and highly competitive industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations, or cash flows: ability to obtain future financing; advances and trends in new technologies and industry standards; results of clinical trials; regulatory approval and market acceptance of the Company’s products; development of sales channels; certain strategic relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory, or other factors; and the Company’s ability to attract and retain employees necessary to support its growth.

Products developed by the Company require approvals from the U.S. Food and Drug Administration (“FDA”) or other international regulatory agencies prior to commercial sales. There can be no assurance that the products will receive the necessary approvals. If the Company is denied approval, approval is delayed or the Company is unable to maintain approval, it could have a materially adverse impact on the Company.

The Company has expended and will continue to expend substantial funds to complete the research, development and clinical testing of product candidates. The Company also will be required to expend additional funds to establish commercial-scale manufacturing arrangements and to provide for the marketing and distribution of products that receive regulatory approval. For any periods after the twelve months subsequent to the filing of these financial statements as of June 30, 2025, the Company may be required to seek additional equity or debt financing to commercialize its products. If adequate funds are unavailable on a timely basis from operations or additional sources of financing, the Company may have to delay, reduce the scope of or eliminate one or more of its research or development programs which would materially and adversely affect its business, financial condition and results of operations.

Inflation, Monetary Response, and Economic Impacts

The world economy is experiencing stubbornly high inflation, a challenge not faced for decades. Following the global financial crisis, with inflationary pressures muted, interest rates were extremely low for years and investors became accustomed to low volatility. The resulting easing of financial conditions supported economic growth, but it also contributed to a buildup of financial vulnerabilities. With inflation at multi-decade highs, monetary authorities in advanced economies are accelerating the pace of policy normalization. Policymakers have continued to tighten policy against a backdrop of rising inflation and currency pressures, albeit with notable differences across regions. Global financial conditions have tightened notably this year, leading to capital outflows. Amid heightened economic and geopolitical uncertainties, investors have aggressively pulled back from risk-taking and adjusted their investment preferences generally. Key gauges of systemic risk, such as higher dollar funding costs and counterparty credit spreads, have risen. There is a risk of a disorderly tightening of financial conditions that may be amplified by vulnerabilities built over the years.

In addition, our business, growth, financial condition or results of operations could be materially adversely affected by instability or changes in a country’s or region’s economic conditions; inflation; changes in laws or regulations or in the interpretation of existing laws or regulations, whether caused by a change in government or otherwise; increased difficulty of conducting business in a country or region due to actual or potential political or military conflict; or action by the U.S. or foreign governments that may restrict our ability to transact business in a foreign country or with certain foreign individuals or entities. A possible slowdown in global trade caused by increasing tariffs or other restrictions could decrease consumer or corporate confidence and reduce consumer, government and corporate spending in countries inside or outside the U.S., which could adversely affect our operations. Climate-related events, including extreme weather events and natural disasters and their effect on critical infrastructure in the U.S. or internationally, could have similar adverse effects on our operations, users, or third-party suppliers.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to applicable rules and regulations of the Securities and Exchange Commission (“SEC”).

Unaudited Interim Financial Information

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). The interim unaudited condensed consolidated financial statements have been prepared on the same basis as the annual audited consolidated financial statements and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). In the opinion of management, the interim unaudited financial statements reflect all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of June 30, 2025, the results of its operations and changes to stockholders’ equity for the three and six months ended June 30, 2025 and 2024, and its cash flows for the six months ended June 30, 2025 and 2024. The results for the three and six months ended June 30, 2025, are not necessarily indicative of results to be expected for the year ending December 31, 2025, or any other interim periods, or any future year or period. All amounts included herein have been rounded except where otherwise stated. As figures are rounded, numbers presented throughout this document may not add up precisely to the totals we provide and percentages may not precisely reflect the absolute figures. Certain disclosures have been consolidated or omitted from the unaudited interim condensed consolidated financial statements.

The accompanying interim unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related disclosures as of December 31, 2024 and for the year then ended as found in the Form S-4/A filed by the Company with the SEC on April 3, 2025.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses in the condensed consolidated financial statements and accompanying notes. The Company’s management regularly assesses these estimates, including those related to accrued liabilities, valuation of the convertible debt, and senior notes, valuation allowance for deferred tax assets, and valuation of stock-based awards. Actual results could differ from these estimates, and such differences could be material to the Company’s financial position and results of operations.

Accounts Receivable and Allowance for Credit Losses

The Company does not have any accounts receivable with customers in the six months ended June 30, 2025 and 2024. The Company has developed policies that when accounts receivables are held with customers, they are recorded at the point in time in which management determines it is probable that the Company will collect substantially all of the consideration to which it will be entitled in exchange for the goods or services transferred to the customer.

The Company will then perform ongoing credit evaluations of its customers and, if necessary, recognize allowances for potential credit losses. The Company does not require any allowance for credit losses as of June 30, 2025 and 2024.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and other receivables. Substantially all of the Company’s cash is held by one financial institution. Such deposits may, at times, exceed federally insured limits. The Company has not experienced any losses on its cash.

The Company’s other receivables are represented by amounts owned by two government agencies under the government grants.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of June 30, 2025 and 2024, cash consisted of cash on deposit with a bank denominated in U.S. dollars.

Deferred Offering Costs

Specific incremental costs, consisting of legal, accounting and other fees and costs, directly attributable to a proposed or actual offering of securities are deferred and charged against the gross proceeds of the offering. In the event of a significant delay or cancellation of a planned offering of securities, all of the costs are expensed. Offering costs capitalized as of June 30, 2025 and December 31, 2024 were $4.1 million and $2.8 million, respectively. The deferred offering costs as of June 30, 2025 and December 31, 2024 includes $1.3 million and $0.8 million respectively, of advances to NorthView to fund costs associated with the business combination.

Government Grants

The Company receives payments from government entities under non-refundable grants in support of product development programs. The grants received fall within two categories:

a.	Expense Reimbursement Grants – grants in which the Company is entitled to claim from a government entity reimbursement of certain qualified expenses incurred to date. The nature and amount of such expenses are determined by each respective grant;

b.	Fixed Fee Grants – grants in which the total amount of the grant is fixed and the disbursements are made based on submission to the grantor of specified deliverables.

The Company has concluded that all government grants received are outside the scope of ASC 606 Revenue from Contracts with Customers, because such grants do not involve a reciprocal transfer in which each party receives and sacrifices approximately commensurate value. Therefore, the grants meet the definition of a contribution and are non- exchange transactions. The Company has further concluded that Subtopic 958-605, Not-for-Profit-Entities-Revenue Recognition does not apply to the government grants received, as the Company is a business entity, and the grants are with governmental agencies or units.

In absence of explicit U.S. GAAP guidance on contributions received by business entities, the Company made a policy decision to apply by analogy recognition and measurement guidance in International Accounting Standard 20 Accounting for Government Grants and Disclosure of Government Assistance (“IAS 20”). Under this approach recognize grants at fair value only when there is reasonable assurance that the Company will comply with the conditions attaching to them, and that the grants will be received. The Company recognizes as income the amounts received or receivable from expense reimbursement grants to the extent, and in the period in which, the qualifying costs have been incurred. The Company recognizes as income the amounts received or receivable from fixed fee grants by applying the proportional performance method. Under this method, grant income is recognized using the same proportion as the costs incurred to date to the total expected cost of the project, but limiting the income to be recognized to the amount to which the Company is entitled based on the submitted deliverables.

Fair Value of Financial Instruments

The Company’s financial instruments consist of other receivables, accounts payable, promissory notes, convertible promissory notes and senior notes. The Company states accounts payable at their carrying value, which approximates fair value due to the short time to the expected receipt or payment. The promissory notes are stated at amortized cost, which approximates their fair value, because the Company believes their terms approximate those that would be available to it on a similar loan from an unrelated party. The Tasly convertible debt issued between June 2023-February 2024 (Note 5) is carried at fair value based on unobservable market inputs.

Recent Accounting Standards

From time to time, new accounting standards are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by the Company as of the specified effective date. During the six months ended June 30, 2025 and through the date of issuance of these condensed consolidated financial statements, there have been no new, or existing, recently issued accounting pronouncements that are of significance, or potential significance, that impact the Company’s condensed consolidated financial statements.

Recently issued accounting standards not yet adopted

In December 2023, the FASB issued ASU 2023-09 “Income Taxes (Topics 740): Improvements to Income Tax Disclosures”, to expand the disclosure requirements for income taxes, primarily requiring more detailed disclosure for income taxes paid and the effective tax rate reconciliation. ASU 2023-09 is effective for annual reporting periods beginning after December 15, 2024, with early adoption permitted and can be applied on either a prospective or retroactive basis. The Company is currently evaluating the ASU to determine its impact on the income tax disclosures. No material financial impact will result in this expanded disclosure requirement.

In November 2024, the FASB issued ASU No. 2024-03 (“ASU 2024-03”), Disaggregation of Income Statement Expenses (“DISE”). ASU 2024-03 requires disaggregated disclosure of income statement expenses for public business entities. ASU 2024-03 does not change the expense captions an entity presents on the face of the income statement; rather, it requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. As revised by ASU No. 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures, the provisions of ASU 2024-03 are effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. With the exception of expanding disclosures to include more granular income statement expense categories, the Company does not expect the adoption of ASU 2024-03 to have a material effect on our consolidated financial statements taken as a whole.

Note 3 — Fair Value Measurement

Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 — Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3 — Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

As of June 30, 2025 and December 31, 2024, the Company had no financial assets measured at fair value on a recurring basis.

As of June 30, 2025, the Company’s financial liabilities measured at fair value on a recurring basis, were as follows (in thousands):

	Fair value as of June 30, 2025
	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible Notes at fair value	$—	$—	$2,543	$2,543
Total liabilities measured at fair value	$—	$—	$2,543	$2,543

	Fair value as of December 31, 2024
	Level 1	Level 2	Level 3	Total
Liabilities:
Convertible Notes at fair value	$—	$—	$2,234	$2,234
Total liabilities measured at fair value	$—	$—	$2,234	$2,234

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial instruments for the three and six months ended June 30, 2025 and 2024 (in thousands):

Tasly convertible debt at fair value
Fair value as of January 1, 2024	$1,714
Issuance of Convertible Notes	16
Accrued stated interest	48
Change in fair value included in other income and gain on change in the fair value of Tasly convertible debt	(4)
Fair value as of March 31, 2024	$1,774
Accrued stated interest	49
Change in fair value included in other income and loss on change in the fair value of Tasly convertible debt	15
Fair value as of June 30, 2024	$1,838

Fair value as of January 1, 2025	$2,234
Accrued stated interest	95
Change in fair value included in other income and loss on change in the fair value of Tasly convertible debt	61
Fair value as of March 31, 2025	$2,390
Accrued stated interest	96
Change in fair value included in other income and loss on change in the fair value of Tasly convertible debt	57
Fair value as of June 30, 2025	$2,543

The Company elected to measure its Tasly convertible debt at fair value (Note 5) with changes in fair value reported in earnings as they occur. The Convertible Debt fair values were determined using the discounted cash flow methodology based on probability weighted scenarios of the convertible notes conversion. At issuance of the first $1 million on June 26, 2023 the time to event was 0.28 years and the discount rate applied was 14.54%. At issuance of the next $0.3 million on July 20, 2023, the time to event was 0.22 years and the discount rate applied was 13.82%. At issuance of the additional $0.3 million on August 15, 2023, the time to event was 0.15 years and the discount rate applied was 13.70%. The final amount which was less than $0.02 million was issued on February 6, 2024; the time to event was 0.66 years and the discount rate applied was 13.69%.

On June 30, 2025, the time event was .03 years and the discount rate applied was 12.66%. Based on this method, the Fair value of the convertible debt at the date of inception was $1.6 million, the fair value at June 30, 2025 was $2.1 million.

Note 4 — Balance Sheet Components

Prepaid expenses and other current assets (in thousands)

	As of June 30, 2025	As of December 31, 2024
Prepaid legal	$48	$25
Prepaid insurance	31	37
Prepaid other	130	7
	$209	$69

Accrued Liabilities (in thousands)

	As of June 30, 2025	As of December 31, 2024
Accrued compensation	$(4,090)	$(3,472)
Accrued other liabilities	(209)	(496)
	$(4,299)	$(3,968)

Note 5 — Debt

The following table sets forth a summary of the debt instruments and their changes during the six months ended June 31, 2025 and 2024 (in thousands):

	Convertible Notes	Tasly Convertible Debt	Senior Notes	Promissory Notes	PPP Loan
Balance at January 1, 2025	$18,419	$2,234	$25,268	$910	$1,376
Issuance of debt	—	—	1,450	—	—
Debt repayments	—	—	—	—	—
Change in fair value	—	118	—	—	—
Stated interest	1,098	191	1,176	30	7
Amortization of debt discount and issuance costs	16	—	1	—	—
Balance at June 30, 2025	$19,533	$2,543	$27,895	$940	$1,383

Less: Current portion	19,533	2,543	27,895	940	1,383
Long term debt	$—	$—	$—	$—	$—

	Convertible Notes	Tasly Convertible Debt	Senior Notes	Promissory Notes	PPP Loan
Balance at December 31, 2023	$16,316	$1,714	$20,155	$849	$1,362
Issuance of debt	—	16	1,120	—	—
Debt repayments	—	—	(115)	—	—
Change in fair value	—	11	—	—	—
Stated interest	993	97	994	31	7
Amortization of debt discount and issuance costs	39	—	—	—	—
Balance at June 30, 2024	$17,348	$1,838	$22,154	$880	$1,369

Long term debt	$—	$—	$—	$—	$—

All debt was classified as current debt as of June 30, 2024 and 2025.

Convertible Debt

Convertible Notes

The annual effective interest rate of Convertible Notes was estimated from 12.54% to 53.28% per year for the six months ended June 30, 2025 and 12.66% to 53.28% per year for the six months ended June 30, 2024. The interest expense for the three months ended June 30, 2025 and 2024 was $0.6 million and $0.5 million, respectively. The interest expense for the six months ended June 30, 2025, and 2024 was $1.1 million and $1.0 million, respectively.

As of June 30, 2025 the outstanding balance of convertible notes includes related party convertible notes of $14.1 million. As of December 31, 2024 the outstanding balance of convertible notes includes related party convertible notes of $13.3 million. These notes were converted into New Profusa common stock upon the successful closing of the merger on July 11, 2025; see subsequent events (Note 14).

Tasly Convertible Debt

In June 2023, the Company entered into a short-term loan agreement with a related party under which it may borrow up to $1.6 million, of which $1.0 million was borrowed on June 26, 2023, $0.3 million was borrowed on July 20, 2023, $0.3 million was borrowed on August 15, 2023 and the final $0.02 million was borrowed in February 2024 (the “Convertible debt”).

The loans bear interest at a rate of 12% per annum, 24% per annum default interest rate, and originally matured on December 31, 2023. The original maturity date was extended to March 31, 2024, subject to the parties’ decision to extend thereafter. Upon occurrence of certain events of default by the Company, including failure to repay in full the amounts owed at maturity, the lender will have an option to convert the entire outstanding balance and accrued but unpaid interest under the Convertible debt into senior unsecured promissory notes on substantially the same terms as the outstanding Senior Notes as of June 30, 2025. In the event the Company fails to complete the formation of the APAC Joint Venture or fail to repay the amounts under the Tasly Convertible Debt when they become due, the lender will have an option to convert the entire outstanding balance and accrued but unpaid interest under the Convertible debt into either (i) senior unsecured promissory notes on substantially the same terms as the outstanding Senior Notes as of June 30, 2025, or (ii) the Company’s common stock at a conversion price of $1.92 per share.

The Company elected to apply the fair value option to account for the Tasly Convertible debt. Accordingly, no features of the Convertible debt are bifurcated and separately accounted for. The fair value of the Convertible debt was $2.1 million as of June 30, 2025. Accrued stated interest on the Tasly Convertible debt was $0.1 million and $0.2 million for the three and six months ended June 30, 2025, respectively. Accrued stated interest on the Tasly Convertible debt was $0.05 million and $0.1 million for the three and six months ended June 30, 2024, respectively. Accrued interest since note origination is $0.47 million in total. The total loss on fair value remeasurement from origination through June 30, 2025 was $0.45 million, and the loss on fair value remeasurement was recognized of $0.1 million through June 30, 2025.

Senior Notes

January-March 2024 Senior Notes — During the months January through March 2024, the Company issued additional Senior Notes to investors with the principal amount of $0.7 million on substantially the same terms as the Senior Notes issued in 2022 (as amended in November 2022).

April - June 2024 Senior Notes — During the months April through June 2024, the Company issued additional Senior Notes to investors with the principal amount of $0.4 million on substantially the same terms as the Senior Notes issued in 2022 (as amended in November 2022). Additionally, the Company repaid $0.1 million of principal on Senior Notes with investors during the respective period.

January-March 2025 Senior Notes — During the months January through March 2025, the Company issued additional Senior Secured Convertible Notes to investors with the principal amount of $0.8 million on substantially the same terms as the Senior Notes issued in 2022 (as amended in November 2022). These notes were issued at the same 12% interest terms as all of their other Senior Secured Convertible Notes, and will convert into New Profusa shares at $0.50 per share. These notes have an 18-month maturity, which will be accelerated and convert into New Profusa shares upon the successful closing of the business combination.

April - June 2025 Senior Notes — During the months April through June 2025, the Company issued additional Senior Secured Convertible Notes to investors with the principal amount of $0.4 million issued on substantially the same terms as the Senior Notes issued in 2022 (as amended in November 2022). These notes were issued at the same 12% interest terms as all of their other Senior Secured Convertible Notes, and will convert into New Profusa shares at $0.50 per share. These notes have an 18-month maturity, which will be accelerated and convert into New Profusa shares upon the successful closing of the business combination.

Additionally, the Company issued $0.3 million in Senior Notes repayable upon the closing of the Business Combination which accrue interest at 0%.

Of the $27.9 million of Senior Notes, $10.0 million is outstanding with related parties and $17.9 million is outstanding with unrelated parties as of June 30, 2025.. Of the $25.3 million of Senior Notes outstanding on December 31, 2024, $9.5 million was outstanding with related parties and $15.8 million was outstanding with unrelated parties.

The annual effective interest rate of Senior Notes was estimated from 0% to 12.15% and 0% to 12.55% per year for the six months ended June 30, 2025 and 2024, respectively. The interest expense for the three months ended June 30, 2025 and 2024 was $0.6 million and $0.5 million, respectively. The interest expense for the six months ended June 30, 2025 and 2024 was $1.2 million and $1.0 million, respectively.

As of June 30, 2025, future minimum payments for the convertible notes payable were as follows (in thousands):

	Convertible Notes	Tasly Convertible Debt	Senior Notes
As of June 30, 2025	$19,603	$2,287	$26,003
Total future payments	19,603	2,287	26,003
Less: fair value remeasurement	-	451	-
Less: unamortized debt discount	-	-	1,967
Less: interest	(70)	(195)	(75)
Total convertible notes payable	$19,533	$2,543	$27,895

These notes were converted into New Profusa common stock upon the successful closing of the merger on July 11, 2025; see subsequent events (Note 14).

Promissory Notes

In a series of transactions during 2010 and 2011 two of the Company’s founders provided $0.2 million to the Company to fund general corporate purposes in exchange for promissory notes. The notes accrue interest annually at a simple interest rate of 5% with no set maturity date.

During the year ended December 31, 2022, the Company borrowed $0.3 million from two of its founders at zero interest rate to finance its short-term operations, from which $0.2 million was repaid in the same period.

During the year ended December 31, 2023, the Company borrowed short-term promissory notes of $0.3 million from an existing investor and additional $0.1 million from an unrelated party repayable on demand at any time after December 31, 2023, with annual interest rate of 12%.

During the three and six months ended June 30, 2025 and 2024, the Company did not make any repayments from the outstanding balance of the promissory notes.

As of June 30, 2025 and December 31, 2024, accrued and unpaid interest on the promissory notes was $0.3 million and $0.3 million, respectively. Interest expense on the promissory notes was less than $0.1 million for each of the three and six months ended June 30, 2025 and 2024. The carrying value of the promissory notes as of June 30, 2025 and December 31, 2024 was $0.9 million and $0.9 million, respectively.

Paycheck Protection Program

On May 25, 2021, the Company borrowed $1.3 million (the “PPP Loan 2”) as a Paycheck Protection Program loan. The Paycheck Protection Program, established as part of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, provides for loans to qualifying businesses and is administered by the U.S. Small Business Administration (the “SBA”). The annual interest rate of the PPP Loan 2 is 1%.

Under the terms of PPP Loan 2, if the Company does not submit forgiveness application within 24 weeks the initial disbursement of the loan (the “Covered Period”), the Company must begin to make equal monthly payments of principal and interest starting 10 months from the end of the Covered Period until May 25, 2026. Interest on the loan continues to accumulate during any deferment period. As of June 30, 2025, the Company has not applied for forgiveness under PPP Loan 2.

As of December 31, 2024 and June 30, 2025, the Company was in default on PPP Loan 2 due to non-payment of minimal repayment amounts required by the terms of PPP Loan 2. Accordingly, the Company classified the entire amount outstanding under PPP Loan 2 as current and accrued respective late penalties for the total amount of less than $0.1 million as of June 30, 2025 and December 31, 2024, respectively. The total past due amount of PPP Loan 2 repayments as of June 30, 2025 and December 31, 2024 was $1.0 million and $0.8 million, respectively.

As of June 30, 2025, the contractual future minimum payments for the PPP Loan 2 were as follows (in thousands):

Year Ending December 31,	Amount
2025 (remainder)	1,245
2026	145
Total	$1,390

Note 6 — Commitments and Contingencies

Operating Lease Obligations

Beginning in October 2024, the Company entered into a lease agreement whereby the Company agreed to rent its office and lab facilities under month-to-month tenancy. The monthly rent payable under the lease is $25 thousand. This month-to-month lease automatically renews every four months, unless written termination is provided.

Operating costs for short-term leases include variable lease costs of $0.1 million and less than $0.1 million during the three months ended June 30, 2025 and 2024, compared to $0.2 million and $0.1 million during the six months ended June 30, 2025 and 2024. Starting from August 2022 the Company recognized lease expense in the amount of monthly rent as incurred. The Company recognized operating lease costs for monthly rent of $75 thousand and $150 thousand for each of the three and six month periods ending June 30, 2025 and 2024. Total operating lease costs with common area maintenance variable costs were $0.3 million and $0.2 million for the six months ended June 30, 2025 and 2024.

Contingencies and Indemnifications

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and that such expenditures can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount.

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but that have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

Note 7 — Convertible Preferred Stock

Under the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company is authorized to issue two classes of shares: preferred and common stock. The preferred stock is issuable in series, and the Company’s Board of Directors is authorized to determine the rights, preferences, and terms of each series. Under the Company’s Articles of Incorporation, as amended, the Company is authorized to issue 18,551,382 shares of convertible preferred stock at a par value of $0.0001.

Convertible preferred stock as of June 30, 2025 and December 31, 2024 consisted of the following:

	Shares Authorized	Share Issued and Outstanding	Liquidation Preference	Carrying Amount	Original Issue Price
New Series A	4,350,314	4,350,314	$5,307	$5,231	$1.22
New Series B	5,293,175	5,293,175	$13,815	$13,701	$2.61
New Series C	7,358,151	6,670,703	$37,623	$37,476	$5.64
New Series C-1	1,549,742	1,549,742	$7,439	$8,741	$4.80
	18,551,382	17,863,934	$64,184	$65,149

Voting Rights

The holders of convertible preferred stock shares are entitled to vote on all matters on which the common stockholders are entitled to vote. Each holder of convertible preferred stock is entitled to the number of votes equal to the number of common stock shares into which the shares held by such holder could be converted as of the Record Date. Holders of convertible preferred stock and common stock generally vote as a single class.

Dividends

Holders of convertible preferred stock are entitled to receive dividends, when, as and if declared by the board of directors, at the annual rate of 8% of the original issue price, payable in preference and priority to any declaration or payment of any distribution on common stock of the Company in such calendar year. No distributions may be made with respect to the common stock unless dividends on the convertible preferred stock have been declared and all declared dividends on the convertible preferred stock have been paid or set aside for payment to the holders of the convertible preferred stock. Dividends are noncumulative, and none were declared as of December 31, 2024 and June 30, 2025.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series C/C-1 convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series B convertible preferred stock, the Series A convertible preferred stock or common stock, an amount per share for each share of Series C/C-1 convertible preferred stock held by them equal to the sum of the liquidation preference amount of respective original issue price per share, as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event (“anti-dilution adjustments”) plus all declared but unpaid dividends on such shares. Should the Company’s legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed with equal priority and pro rata among the holders of Series C/C-1 convertible preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive.

After full payment to holders of the Series C/C-1 convertible preferred stock, payment should be made to the holders of Series B convertible preferred stock, in preference to the holders of the Series A convertible preferred stock or common stock, in the amount per share for each share of Series B convertible preferred stock held by them equal to the original issue price of such share, adjusted for any anti-dilution adjustments, plus all declared and unpaid dividends on such shares. Should the Company’s legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed with equal priority and pro rata among the holders of Series B convertible preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive.

After full payment to holders of the Series B convertible preferred stock, payment should be made to the holders of Series A convertible preferred stock, in preference to the holders of the common stock, in the amount per share for each share of Series A convertible preferred stock held by them equal to the original issue price of such share, adjusted for any anti-dilution adjustments, plus all declared and unpaid dividends on such shares. Should the Company’s legally available assets be insufficient to satisfy the liquidation preferences, the funds will be distributed with equal priority and pro rata among the holders of Series A convertible preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive.

After the payment to the holders of convertible preferred stock of the full preferential amounts specified above, the entire remaining assets of the Company legally available for distribution by the Company shall be distributed with equal priority and pro rata among the holders of the common stock and holders of convertible preferred stock as-if-converted to common stock basis in proportion to the number of shares of common stock held by them.

Conversion

Each share of convertible preferred stock is convertible, at the option of the holder, into the number of fully-paid and non-assessable shares of common stock that result from dividing the applicable original issue price per share by the applicable conversion price per share at the time of conversion, as adjusted for any anti-dilution adjustments If, after the issuance date of convertible preferred stock, the Company issues or sells, or is deemed to have sold, additional shares of common stock at a price lower than the original issuance price, except for certain exceptions allowed, the conversion price of convertible preferred stock would be adjusted. As of June 30, 2025 and December 31, 2024, the Company’s convertible preferred stock was convertible into the Company’s shares of common stock on a one-for-one basis.

Each share of convertible preferred stock is convertible into common stock automatically upon the earlier of (i) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of any class or security of the Company in which (a) the gross offering price per share reflects a pre-offering valuation of the Company of not less than $200 million, calculated on a fully-diluted and as-converted basis before giving effect to the issuance of the securities to be sold in such public offering, and (b) the cash proceeds to the Company (net of underwriting discounts and commissions) are at least $50 million (a “Qualified IPO”); or (ii) the Company’s receipt of a written request for such conversion from at least a majority of holders of the then outstanding shares of convertible preferred stock, voting as a single class on an as-if-converted basis.

Redemption and Balance Sheet Classification

Convertible preferred stock is recorded in mezzanine equity because while it is not mandatorily redeemable, it will become redeemable at the option of the stockholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control.

Upon the closing of the merger, all Profusa Convertible Preferred stock was converted into New Profusa common shares, as further described in the Subsequent Events disclosure below (See Note 14).

Note 8 — Common Stock

As of June 30, 2025 and December 31, 2024, the Company’s certificate of incorporation authorized issuance of 40,000,000 shares of common stock. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to prior rights of the preferred stockholders. As of June 30, 2025, no dividends have been declared to date.

The Company had reserved shares of common stock, on an as-converted basis, for future issuance as follows:

	June 30, 2025	December 31, 2024
Conversion of Series A preferred stock	4,350,314	4,350,314
Conversion of Series B preferred stock	5,293,175	5,293,175
Conversion of Series C/C-1 preferred stock	8,220,445	8,220,445
Outstanding options under 2010 Plan	4,520,250	2,972,055
Issuance of options under the 2010 Plan	11,896	1,550,091
	22,396,080	22,396,080

Note 9 — Stock Option Plan

In 2010, the Company adopted the 2010 Equity Incentive Plan (the “Plan”) under which 2,000,000 shares of the Company’s common stock have been initially reserved for issuance to employees, directors and consultants. The number of reserved shares has been increased over the years and currently equals 4,636,454 shares. Options granted under the Plan may be either incentive stock options (“ISO”) or nonqualified stock options (“NSO”). ISOs may be granted only to Company employees, including officers and directors who are also employees. NSOs may be granted to Company employees, consultants and advisors.

A person who owns (or is deemed to own) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company will not be granted an ISO unless the exercise price of such option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the option is not exercisable after the expiration of five years from the date of grant. Options granted generally vest over four years.

Activity under the Plan is set forth below:

	Options Outstanding
Stock Option Activity	Shares Available for Grant	Number of Options	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (in years)
Balances at January 1, 2025	1,560,091	2,972,055	$0.40	3.00
Options granted	(1,560,091)	1,560,091	$1.26
Options exercised	—	—	$—
Options expired	—	—	$—
Options cancelled/forfeited	11,896	(11,896)	$0.63
Balances at June 30, 2025	11,896	4,520,250	$0.70	6.48
Exercisable at June 30, 2025		2,364,814	$1.04	5.48
Vested and expected to vest at June 30, 2025		4,520,250	0.70	6.48

	Options Outstanding
Stock Option Activity	Shares Available for Grant	Number of Options	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (in years)
Balances at December 31, 2023	1,550,091	2,982,055	$0.40	3.70
Options granted	—	—	$—
Options exercised	—	—	$—
Options expired	10,000	(10,000)	$0.001
Options cancelled/forfeited	—	—	$—
Balances at June 30, 2024	1,560,091	2,972,055	$0.40	3.53
Exercisable at June 30, 2024		1,464,429	$0.49	4.88
Vested and expected to vest at June 30, 2024		2,972,055	0.40	3.53

During the three and six months ended June 30, 2025, stock option activity comprised of grants totaling 1,560,091 options, with no options exercised during the period. Intrinsic values are calculated as the difference between the exercise price of the underlying options and the fair value of the common stock for the options that had exercise prices that were lower than the fair value per share of the common stock on the date of exercise.

The total fair value of options vested for the three and six months ended June 30, 2025 and 2024 was less than $0.1 million.

As of June 30, 2025, the total unrecognized stock-based compensation expense for stock options was $3.0 million which is expected to be recognized over a weighted-average period of 1.3 years. The Company estimates the fair value of stock options using the Black Scholes option-pricing model. The fair value of stock options is being recognized on a straight-line basis over the requisite service period of the awards.

As of June 30, 2024, the total unrecognized stock-based compensation expense for stock options was less than $0.1 million which is expected to be recognized over a weighted-average period of 1.1 years. The Company estimates the fair value of stock options using the Black Scholes option-pricing model. The fair value of stock options is being recognized on a straight-line basis over the requisite service period of the awards.

Nonrecourse Promissory Notes to Early Exercise Stock Options

In 2018, one of the Company’s executives early exercised 1,380,015 of his stock options by issuing a promissory note to the Company. As the promissory note is nonrecourse this exercise of stock options with a promissory note is not considered a substantive exercise for accounting purposes. Therefore, no receivable for the promissory note was recorded on the Company’s balance sheet. This arrangement was accounted for as modifications to the original stock options which were exercised by issuing a promissory note. Such modification did not result in additional stock-based compensation expense. As of June 30, 2025 these options were fully vested.

Stock-Based Compensation Expense by Function

The following table is a summary of stock compensation expense by function recognized for the three and six months ended June 30, 2025 and 2024 (in thousands):

	Six months ended June 30,
	2025	2024
General Administrative	$33	$4
Research and development	54	7
	$87	$11

	Three months ended June 30,
	2025	2024
General Administrative	$31	$2
Research and development	51	4
	$82	$6

Note 10 — Related Party Transactions

The Company issued convertible notes (also referred to as junior notes), Tasly convertible debt and promissory notes to certain shareholders. Refer to Note 5 for detail.

Note 11 — Net Loss per Share Attributable to Common Stockholders

Net loss per common share is calculated in accordance with ASC Topic 260, Earnings Per Share. Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. The computation of diluted net loss per share does not include dilutive common stock equivalents in the weighted-average shares outstanding, as the inclusion of common share equivalents would be antidilutive. The common share equivalents consist of stock options, convertible notes, convertible preferred stock and common stock.

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	Three Months Ended	Three Months Ended
	June 30, 2025	June 30, 2024
Numerator:
Net loss	$(2,348)	$(2,071)
Denominator:
Weighted average shares used to computing basic and diluted net loss per share	5,604,651	5,601,651
Net loss per share attributable to common stockholders - basic and diluted:	$(0.42)	$(0.37)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	Three months ended June 30,
	2025		2024
Convertible preferred stock	17,863,934		17,863,934
Convertible notes payable(1)	42,430,263		25,721,548
Convertible loans	—	(2)	—	(2)
Options to purchase common stock	4,520,250		2,972,055
Total	64,814,447		46,557,537

(1)	The conversion of the Convertible Notes and Senior Notes to common stock is dependent on the price of SPAC transaction or other equity offering and the completion date of such offerings. These factors are not estimable, therefore, the number of common stock is not determinable.
(2)	The Tasly Convertible Notes issued between June and August 2023 and completed in February 2024 are convertible upon occurrence of various conversion scenarios. Therefore, the number of common stock shares issuable upon their conversion is not currently estimable.

	Six Months Ended	Six Months Ended
	June 30, 2025	June 30, 2024
Numerator:
Net loss	$(5,064)	$(4,481)
Denominator:
Weighted average shares used to computing basic and diluted net loss per share	5,604,651	5,601,651
Net loss per share attributable to common stockholders - basic and diluted:	$(0.90)	$(0.80)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	Six months ended June 30,
	2025		2024
Convertible preferred stock	17,863,934		17,863,934
Convertible notes payable(1)	42,430,263		25,721,548
Convertible loans	—	(2)	—	(2)
Options to purchase common stock	4,520,250		2,972,055
Total	64,814,447		46,557,537

(1)	The conversion of the Convertible Notes and Senior Notes to common stock is dependent on the price of SPAC transaction or other equity offering and the completion date of such offerings. These factors are not estimable, therefore, the number of common stock is not determinable.
(2)	The Tasly Convertible Notes issued between June and August 2023 and completed in February 2024 are convertible upon occurrence of various conversion scenarios. Therefore, the number of common stock shares issuable upon their conversion is not currently estimable.

Note 12 — Government Grant Revenue

Government grant revenue consists of amounts we earn under grants from two government agencies: NIH and DARPA. These grants are provided either in the form of expense reimbursement (expense reimbursement grants) or as on a fixed fee basis (fixed fee grants). Under the expense reimbursement grants the government agencies reimburse us for a portion of our expenses (allowable expenses) that have been incurred in a given period on the basis of reports that we provide to these agencies. Fixed fee grants are awarded for specific research and development programs undertaken by us. Under these grants we receive milestone payments from the government agencies upon our submission and approval by the government of agreed upon deliverables, consisting primarily of the documented results of the specific research and development programs.

Note 13 — Segments

The Company operates as one operating segment. The Company’s chief operating decision maker (“CODM”) is its Chief Executive Officer, Ben Hwang, who reviews financial information presented on a consolidated net loss basis as reported on the consolidated condensed statement of operations and comprehensive loss in order to make decisions about allocating resources and assessing performance for the entire Company. The CODM also utilizes the Company’s long-range plan, which includes product development roadmaps and long-range financial models, as a key input to resource allocation. The CODM function approves of key operating and strategic decisions. The CODM function views the Company’s operations and manages its business on a consolidated basis and as a single reportable operating segment. The CODM function is regularly provided with the following significant segment expenses. Significant expenses include research and development and general and administrative expenses, which are each separately presented in the Company’s consolidated condensed statements of operations and comprehensive loss. The CODM reviews significant expenses within both the research and development and the general and administrative categories. Other segment items within net loss include interest income, interest expense and loss on change in fair value of related party loan. See the consolidated condensed financial statements for other financial information regarding the Company’s operating segment.

	Three Months Ended June 30,
	2025	2024
Government grant revenue	$-	$25
Operating expenses:
Research personnel compensation costs, including stock-based compensation	320	385
CRO and regulatory costs	-	-
Administrative personnel compensation costs, including stock-based compensation	401	350
Rent and office costs	118	80
Legal and accounting costs	110	179
Other expenses(1)	54	7
Total segment expenses	1,003	1,001
Loss from operations	(1,003)	(976)
Other income (expense)
Loss on change in the fair value of related party Tasly convertible debt	(57)	(15)
Interest expense	(1,289)	(1,081)
Other income	1	1
Total other expense, net	(1,345)	(1,095)
Net loss and comprehensive loss	$(2,348)	$(2,071)

(1)	Other expenses includes small balances of research materials and supplies along with insurance costs.

	Six Months Ended June 30,
	2025	2024
Government grant revenue	$—	$25
Operating expenses:
Research personnel compensation costs, including stock-based compensation	658	818
CRO and regulatory costs	—	15
Administrative personnel compensation costs, including stock-based compensation	736	712
Rent and office costs	318	162
Legal and accounting costs	649	592
Other expenses(1)	66	41
Total segment expenses	2,427	2,340
Loss from operations	(2,427)	(2,315)
Other income (expense)
Loss on change in the fair value of related party Tasly convertible debt	(118)	(11)
Interest expense	(2,519)	(2,161)
Other income	-	6
Total other expense, net	(2,637)	(2,166)
Net loss and comprehensive loss	$(5,064)	$(4,481)

(1)	Other expenses includes small balances of research materials and supplies along with insurance costs.

The Company has no significant long-lived assets recognized on the Consolidated Balance Sheets.

Note 14 — Subsequent Events

The Company has evaluated its subsequent events from June 30, 2025, through the date these condensed consolidated financial statements were issued and has determined that there are no subsequent events requiring disclosure in these condensed consolidated financial statements other than the items noted below.

On November 7, 2022, the Company entered into the Merger Agreement with NorthView, and on July 11, 2025, the Business Combination closed. In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of issued and outstanding Profusa Common Stock was converted into a number of shares of New Profusa Common Stock, based on the Exchange Ratio that reflects an equity valuation of Profusa of $155,000,000 (as adjusted for the Incentive Equity Value, the Private Placement Value and the Aggregate Company Incentive Amount), divided by an assumed value of New Profusa Common Stock of $10.00 per share.

The total consideration received by Profusa Security Holders at the Closing of the transactions contemplated by the Merger Agreement is the newly issued shares of Common Stock and securities convertible or exchangeable for newly issued shares of Common Stock with an aggregate value equal $255,958,617, with each Profusa Stockholder receiving for each share of Profusa Common Stock held (after giving effect to the exchange or conversion of all outstanding Profusa Preferred Stock for shares of Profusa Common Stock and treating all vested in-the-money Profusa Convertible Securities (including, on a net exercise basis, all vested qualified Profusa Options) as if such securities had been exercised as of immediately prior to the Merger, but excluding all unvested Profusa Options) a number of shares of Common Stock equal to a conversion ratio of approximately 0.34. As a result, the Profusa Security Holders received an aggregate of 25,595,862 shares of newly issued Common Stock as Merger Consideration.

The Business Combination was accounted for as a reverse capitalization in accordance with GAAP. Profusa was deemed the accounting predecessor of the combined business, and New Profusa is the successor SEC registrant, meaning that Profusa’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

As of June 30, 2025, the Company had outstanding Profusa Preferred Stock of 17,863,934 shares, common stock of 6,984,666 shares which are made up of 5,604,651 common shares outstanding and 1,380,015 shares of common stock from in-substance nonrecourse promissory notes, and fully vested options outstanding and exercisable of 2,364,814 shares. These shares were fully converted at the completion of the Business Combination. Additionally, as of June 30, 2025, the Convertible Notes of $19.5 million and Senior Convertibles Notes of $27.9 million were converted in full at the closing of the Business Combination.

From June 30, 2025 through the closing of the Business Combination, options continued to vest on normal vesting schedules, and interest continued to accrue on the notes. Upon completing the Business Combination on July 11, 2025, all outstanding Profusa Preferred Stock of 17,863,934 shares, common stock of 6,984,666 shares, were converted into New Profusa at an exchange ratio of .3459 for 6,178,315 shares from Profusa Preferred Stock, and 2,415,67 shares of Common Stock of which 1,938,392 were from common shares outstanding and 477,284 were from common shares issued from the in-substance nonrecourse promissory notes. Additionally, 2.3 million outstanding options which were vested or expected to vest were rolled over from Profusa into New Profusa outstanding options at an exchange rate of .3459.

In addition, the following convertible notes were converted into New Profusa Common Stock based on the principal and accrued interest as of July 11, 2025. Convertible Notes with an outstanding balance of $19.6 million in principal and accrued interest converted into 2,801,697 shares of New Profusa at $7.00/share, Senior Convertible Notes with an outstanding balance of $20.8 million in principal and accrued interest converted into 5,189,138 shares of New Profusa at $4.00/share, Senior Convertible Bridge Notes of $3.1 million in principal and accrued interest were repaid in cash in the amount of $0.25 million with the remaining $2.85 million converted into 1,277,162 shares of New Profusa at $2.22/share, Senior Secured Convertible Notes of $2.8 million in principal and accrued interest converted into 5,542,261 shares of New Profusa at $0.50/share. Of the 5,542,261 New Profusa shares issued to Senior Secured Note holders, 710,220 shares were contributed by the Sponsor. As part of the initial shares at closing, the Incentive Equity Value of $29,018,330 was converted to shares at $10 per share for 2,901,833 shares allocated to the merger consideration, as defined in the Business Combination Amendment No. 4.

On July 28, 2025, the Company entered into the Purchase Agreement and a related registration rights agreement (the “ELOC Registration Rights Agreement”), with Ascent (“Purchaser”). Pursuant to the terms and conditions set forth in the Purchase Agreement, the Company may issue and sell to Ascent, shares of its common stock for an aggregate purchase price of up to $100 million, subject to certain limitations and conditions.

Under the Purchase Agreement, the Company may deliver advance notices to the Purchaser to request the purchase of shares of common stock, with each closing to occur on a trading day following the end of a 10 or fewer trading day valuation period commencing on the trading date immediately following the delivery of the Advance Notice, or as determined by the Purchaser. The purchase price per share at each Closing will be equal to 97% of the lowest volume-weighted average price (“VWAP”) of the Company’s common stock during the applicable valuation period, subject to a floor price and other adjustments as set forth in the Purchase Agreement. The maximum purchase price at any single Closing is limited to the lower of (a) $5.0 million or (b) 100% of the average daily traded value of the common stock for the five trading days immediately preceding such Closing.

The net proceeds from sales that the Company makes to Ascent under the Purchase Agreement, will depend on the frequency and prices at which the Company sells shares of Common Stock. We expect that any proceeds received from sales of Common Stock to Ascent will be used solely for the purchase of Bitcoin (which can be used for debt repayment) provided that the Company’s cash balance on the date of the applicable sale exceeds $5.0 million. If the cash balance is less than $5.0 million, proceeds to the Company shall be allocated first to bring the balance to $5.0 million and the remaining proceeds to purchase Bitcoin. As of the filing date of these June 30, 2025 financial statements, the Company has purchased $1.0 million of Bitcoin as part of the Company’s ongoing treasury strategy.